Exhibit 99.1

FOR IMMEDIATE RELEASE

NEWS RELEASE

Company Contact:

Gastar Exploration Ltd.

Michael Gerlich, Vice President and CFO

713-739-1800 / mgerlich@gastar.com

Investor Relations Counsel:

Lisa Elliott / Anne Pearson

DRG&E : 713-529-6600

lelliott@drg-e.com / apearson@drg-e.com

GASTAR EXPLORATION UPDATES CANADIAN FILINGS

HOUSTON, TX, March 31, 2008 – Gastar Exploration Ltd. (AMEX: GST and TSX: YGA) said today that it has filed with the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) revised forms related to its oil and natural gas reserves as of December 31, 2007. The forms were revised to provide additional information to ensure compliance with Canadian National Instrument 51-101, “Standards of Disclosure for Oil and Gas Activities”, as required by the Alberta Securities Commission and the Toronto Stock Exchange. The revisions do not include any changes to Gastar’s previously reported reserves in any of the reserve categories nor will the revised filings affect any of Gastar’s filings with the U.S. Securities and Exchange Commission. The Form 51-101F1, “Statement of Reserves Data and Other Oil and Gas Information”, revised Form 51-101F2, “Report of Reserve Data by Independent Qualified Reserves Evaluator”, and revised Form 51-101F3, “Report of Management and Directors on Oil and Gas Disclosure” for the year ended December 31, 2007 can be found for viewing by electronic means on SEDAR at www.sedar.com.

The Company’s filings comply with Canadian National Instrument 51-101 and contain natural gas and oil reserve information that would not be permitted to be included in filings and reports made with the United States Securities and Exchange Commission (“SEC”). The SEC has generally permitted natural gas and oil companies, in their filings made with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The Company’s Canadian information filings include estimates of probable reserves and reserves estimates using forecast pricing and costs (as opposed to constant prices and costs) that the SEC’s guidelines may prohibit from inclusion in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by the Company. The information included in the Canadian filings related to estimates of proved reserves of the Company as of December 31, 2007 using constant prices and costs and related future net revenues and estimates of production for the year ended December 31, 2008, are based on the estimates of proved reserves as of December 31, 2007, as previously reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC.

Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a strategy combining select higher risk, deep natural gas exploration prospects with lower risk coalbed methane (CBM) development. The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas. Gastar’s CBM activities are conducted within the Powder River Basin of Wyoming and on approximately 7 million gross acres controlled by Gastar and its joint development partners in Australia’s Gunnedah Basin, PEL 238, 433 and 434, located in New South Wales, and the Gippsland Basin, EL 4416, located in Victoria. For more information, visit our web site at www.gastar.com.

The American Stock Exchange and the Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this news release.

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